EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces First Quarter 2019 Results

MATTOON, Ill., April 24, 2019 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2019.

Highlights

  Record quarterly net income of $13.3 million, or $0.80 diluted earnings per share
  Completed SCB Bancorp, Inc. (“Soy Capital”) Bank conversion and remain on target to achieve projected savings
  Named top 50 highest performing community bank by S&P Global Market Intelligence based on asset size
  Awarded Central/Southern Illinois Community Bank of the Year by U.S. Small Business Administration for 6th consecutive year
  Finalizing our rebranding initiative by receiving shareholder approval to change the name of our charter to First Mid Bancshares, Inc.

“We kicked off 2019 with very strong earnings,” said Joe Dively, Chairman and Chief Executive Officer.  “Our cross-selling efforts between our banking, insurance and wealth management groups are off to a great start with the former Soy Capital business lines.  In addition, our continued emphasis on improving asset quality is driving positive momentum with minimal net charge-offs and lower provision expense.  However, this initiative combined with typical first quarter seasonality contributed to a slight decline in loan balances.”

“Subsequent to quarter end, on the first weekend of April, we completed the systems integration and merger with the former Soy Capital Bank.  Also, that weekend, we completed the system conversions to combine the insurance divisions of each company.  The integrations went very well and I could not be more proud of the team on the efforts to ensure such successful projects.  We are really excited about the future of the combined companies and are pleased to have the Soy Capital employees and customers as part of First Mid,” said Dively.

“I am also excited to announce that today our shareholders voted to approve shortening the name of our company to First Mid Bancshares, Inc. This refreshed name and logo aligns our Company with its three lines of business and completes the rebranding initiative that kicked off last year with the name change of our bank. We believe the shortened name positions us for future growth opportunities.  The change will be official upon the filing of an amendment to our charter, which we anticipate will happen on April 25, 2019,” Dively concluded.

Net Interest Income

Net interest income for the first quarter of 2019 increased by $1.3 million, or 4.0% compared to the fourth quarter of 2018.  The increase was primarily driven by the full quarter impact of the acquisition of Soy Capital, which closed on November 15, 2018.  In addition, accretion income in the current quarter was $2.9 million compared to $2.1 million in the prior quarter.

In comparison to the first quarter of 2018, net interest income increased by $9.1 million, or 39.1%.  The increase was primarily attributable to the addition of Soy Capital and the acquisition of First BancTrust Corporation (“First Bank”), which closed on May 1, 2018.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.74% for the first quarter of 2019 compared to 3.75% in the prior quarter.  The decrease was primarily driven by the inclusion of Soy Capital’s lower margin for the full period, partially offset by higher accretion income.  Excluding accretion income, net interest margin declined by 9 basis points in the current quarter.  In addition to the decline from the inclusion of Soy Capital, net interest margin was lower due to the impact of greater Fed Funds sold and interest-bearing deposits.

In comparison to the first quarter of 2018, net interest margin increased by 9 basis points.  The year-over-year increase in the ratio was primarily due to higher yields on loans and investments, as well as the additional accretion income from the acquisitions outpacing the increase in cost of funds.

Loan Portfolio

Total loans ended the quarter at $2.60 billion, representing a decrease of $47.5 million compared to the prior quarter.  The first quarter has historically been a seasonally slower growth quarter due in part to pay downs in agriculture operating loans, although the first quarter of 2018 was an anomaly.  In addition, the company has been working through some acquired loans with lower asset quality measures, resulting in higher payoffs than normal.  Loans increased by $619.2 million compared to the first quarter of last year through a combination of both organic and acquisition related growth.

Asset Quality

At March 31, 2019, nonperforming loans were 1.0% of total loans, allowance for loan losses was 1.03% of total loans, and the allowance for loan losses to nonperforming loans was 102.8%.  Nonperforming loans declined $3.7 million to $26.0 million at quarter end.  The Consolidated Financial Highlights and Ratios table at the end of the release reflects certain changes to the fourth quarter 2018 asset quality measures to properly reflect the exclusion of TDR’s from Soy Capital, which were marked to fair value at the close of the transaction.  Excluding outstanding acquired loans, the allowance for loan losses to total loans was 1.42%.

Net charge-offs were $0.4 million during the first quarter compared to $0.8 million in the prior quarter.  The Company recorded a provision for loan losses of $0.9 million during the first quarter compared to $3.2 million in the fourth quarter of 2018 and $1.1 million in the first quarter of last year.

Deposits

Total deposits ended the quarter at $3.05 billion, which represented an increase of $57.5 million from the prior quarter.   The Company’s average rate on cost of funds was 0.70% for the quarter compared to 0.60% in the fourth quarter and 0.32% in the first quarter of 2018.  With nearly 50% of deposits in noninterest bearing and interest bearing checking, and approximately 80% as core deposits, the Company continues to maintain a strong deposit base.

Noninterest Income

Noninterest income for the first quarter of 2019 was $14.6 million compared to $11.6 million in the fourth quarter and $7.5 million in the first quarter of last year.  The increase was primarily driven by the insurance and wealth management (including Ag services) business lines from Soy Capital included in the results for the full period.  Noninterest income is traditionally higher in the first quarter due to the timing of insurance commission revenues. Overall, noninterest income represented over 31% of total revenues in the quarter and our wealth management division increased to $4.2 billion in assets under management from $3.9 billion at the end of 2018.

Noninterest Expenses

Noninterest expense for the first quarter totaled $28.3 million compared to $26.3 million in the fourth quarter 2018.  The current quarter included $0.2 million in acquisition related costs compared to $1.1 million in the prior quarter.  The higher expenses are primarily tied to the additional period Soy Capital was in the results in the first quarter 2019.  In addition, the increase in expenses was partially driven by the company's continued investment in technology with its recent upgrade to its commercial online banking platform.  Cost savings initiatives tied to the Soy Capital acquisition are on target overall with some of the savings in the first quarter run-rate and an additional amount to be included in the second quarter tied to the completion of the bank merger and systems conversion.

Noninterest expense was $9.9 million higher than the first quarter of 2018.  The increase is primarily due to the addition of both Soy Capital and First Bank in the numbers for the current quarter.  The Company’s efficiency ratio, on a tax equivalent basis, for the first quarter 2019 was 56.8% compared to 57.2% for the same period last year.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained comfortably above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	14.45%
Tier 1 capital to risk-weighted assets	13.55%
Common equity tier 1 capital to risk-weighted assets	12.57%
Leverage ratio	10.77%

On April 24, 2019, the Board of Directors declared the Company’s next semi-annual dividend of $0.36 for shareholders of record on June 3rd and payable on June 10th.  The dividend represents an increase of 5.6% over the dividend paid in the first half of 2018.

Capital Raise

Under the previously announced ‘at-the-market’ equity offering, during the quarter ended March 31, 2019, the Company did not sell any shares.

About Us: First Mid-Illinois Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for our customers and shareholders.

First Mid is a $3.9 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois and eastern Missouri and a loan production office in the greater Indianapolis area.  Together, our First Mid team takes great pride in their work and their ability to serve our customers well over the last 154 years.

More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” “Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

– Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)
	As of

	March 31,	December 31,	March 31,
	2019	2018	2018

Assets
Cash and cash equivalents	$232,548	$141,400	$54,835
Investment securities	772,400	769,279	640,905
Loans (including loans held for sale)	2,596,994	2,644,519	1,977,697
Less allowance for loan losses	(26,704)	(26,189)	(20,771)
Net loans	2,570,290	2,618,330	1,956,926
Premises and equipment, net	59,237	59,117	37,833
Goodwill and intangibles, net	137,461	139,097	70,324
Bank owned life insurance	65,914	65,484	42,159
Other assets	57,769	47,027	34,364
Total assets	$3,895,619	$3,839,734	$2,837,346

Liabilities and Stockholders' Equity
Deposits:
Noninterest bearing	$628,944	$575,784	$478,303
Interest bearing	2,417,269	2,412,902	1,813,588
Total deposits	3,046,213	2,988,686	2,291,891
Repurchase agreement with customers	157,760	192,330	132,435
Other borrowings	126,048	127,469	69,399
Junior subordinated debentures	29,042	29,000	24,021
Other liabilities	39,404	26,385	9,013
Total liabilities	3,398,467	3,363,870	2,526,759

Total stockholders' equity	497,152	475,864	310,587
Total liabilities and stockholders' equity	$3,895,619	$3,839,734	$2,837,346

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Interest income:
Interest and fees on loans	$32,104	$21,007
Interest on investment securities	5,209	4,081
Interest on federal funds sold & other deposits	738	70
Total interest income	38,051	25,158
Interest expense:
Interest on deposits	4,378	1,262
Interest on securities sold under agreements to repurchase	260	59
Interest on other borrowings	723	383
Interest on subordinated debt	438	259
Total interest expense	5,799	1,963
Net interest income	32,252	23,195
Provision for loan losses	947	1,055
Net interest income after provision for loan	31,305	22,140
Noninterest income:
Wealth management revenues	3,645	1,742
Insurance commissions	5,555	1,487
Service charges	1,802	1,635
Securities gains, net	54	20
Mortgage banking revenues	239	161
ATM/debit card revenue	2,016	1,604
Other	1,328	838
Total noninterest income	14,639	7,487
Noninterest expense:
Salaries and employee benefits	16,574	10,194
Net occupancy and equipment expense	4,455	3,273
Net other real estate owned (income) expense	53	76
FDIC insurance	279	281
Amortization of intangible assets	1,356	505
Stationary and supplies	287	211
Legal and professional expense	1,194	1,137
Marketing and donations	454	354
Other	3,658	2,343
Total noninterest expense	28,310	18,374
Income before income taxes	17,634	11,253
Income taxes	4,318	2,863
Net income	$13,316	$8,390

Per Share Information
Basic earnings per common share	$0.80	$0.66
Diluted earnings per common share	0.80	0.66

Weighted average shares outstanding	16,665,999	12,671,017
Diluted weighted average shares outstanding	16,704,779	12,688,247

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Interest income:
Interest and fees on loans	$32,104	$30,553	$28,850	$25,362	$21,007
Interest on investment securities	5,209	4,966	4,511	4,679	4,081
Interest on federal funds sold & other deposits	738	269	127	90	70
Total interest income	38,051	35,788	33,488	30,131	25,158
Interest expense:
Interest on deposits	4,378	3,422	2,217	1,670	1,262
Interest on securities sold under agreements to repurchase	260	134	72	65	59
Interest on other borrowings	723	834	707	593	383
Interest on subordinated debt	438	396	405	349	259
Total interest expense	5,799	4,786	3,401	2,677	1,963
Net interest income	32,252	31,002	30,087	27,454	23,195
Provision for loan losses	947	3,184	2,551	1,877	1,055
Net interest income after provision for loan	31,305	27,818	27,536	25,577	22,140
Noninterest income:
Wealth management revenues	3,645	3,540	1,579	1,599	1,742
Insurance commissions	5,555	2,390	877	838	1,487
Service charges	1,802	1,988	2,009	1,803	1,635
Securities gains, net	54	0	0	881	20
Mortgage banking revenues	239	266	368	410	161
ATM/debit card revenue	2,016	2,044	1,979	1,860	1,604
Other	1,328	1,419	1,107	970	838
Total noninterest income	14,639	11,647	7,919	8,361	7,487
Noninterest expense:
Salaries and employee benefits	16,574	13,952	11,600	11,057	10,194
Net occupancy and equipment expense	4,455	4,225	3,530	3,505	3,273
Net other real estate owned (income) expense	53	260	(61)	7	76
FDIC insurance	279	319	174	285	281
Amortization of intangible assets	1,356	1,156	838	716	505
Stationary and supplies	287	238	328	186	211
Legal and professional expense	1,194	1,318	1,071	1,717	1,137
Marketing and donations	454	541	468	431	354
Other	3,658	4,311	6,542	2,892	2,343
Total noninterest expense	28,310	26,320	24,490	20,796	18,374
Income before income taxes	17,634	13,145	10,965	13,142	11,253
Income taxes	4,318	3,206	2,731	3,105	2,863
Net income	$13,316	$9,939	$8,234	$10,037	$8,390

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Loan Portfolio
Construction and land development	$49,179	$50,618	$91,355	$88,481	$109,076
Farm loans	236,864	231,700	191,724	184,887	122,564
1-4 Family residential properties	362,617	373,518	367,343	378,573	289,899
Multifamily residential properties	175,903	184,051	100,368	105,948	60,881
Commercial real estate	905,679	906,850	814,574	803,362	699,142
Loans secured by real estate	1,730,242	1,746,737	1,565,364	1,561,251	1,281,562
Agricultural loans	118,026	135,877	120,770	113,533	74,336
Commercial and industrial loans	550,853	557,011	540,387	502,211	458,697
Consumer loans	86,540	91,517	57,248	59,090	28,784
All other loans	111,333	113,377	116,391	140,598	134,318
Total loans	2,596,994	2,644,519	2,400,160	2,376,683	1,977,697

Deposit Portfolio
Noninterest bearing demand deposits	$628,944	$575,784	$493,935	$526,117	$478,303
Interest bearing demand deposits	828,144	903,426	749,396	781,360	707,759
Savings deposits	444,619	432,319	397,910	405,287	374,594
Money Market	483,867	485,388	481,799	434,559	389,020
Time deposits	660,639	591,769	528,357	523,541	342,215
Total deposits	3,046,213	2,988,686	2,651,397	2,670,864	2,291,891

Asset Quality
Nonperforming loans	$25,988	$29,749	$27,924	$24,729	$17,869
Nonperforming assets	29,857	32,344	30,065	27,237	19,849
Net charge-offs	432	834	757	603	261
Allowance for loan losses to nonperforming loans	102.76%	88.03%	85.37%	89.15%	116.24%
Allowance for loan losses to total loans outstanding	1.03%	0.99%	0.99%	0.93%	1.05%
Nonperforming loans to total loans	1.00%	1.13%	1.16%	1.04%	0.90%
Nonperforming assets to total assets	0.77%	0.84%	0.90%	0.81%	0.70%

Common Share Data
Common shares outstanding	16,677,128	16,644,635	15,294,925	15,285,146	12,677,846
Book value per common share	$29.81	$28.57	$27.25	$26.91	$24.50
Tangible book value per common share	$21.57	$20.22	$20.58	$20.20	$18.95
Market price of stock	$33.32	$31.92	$40.33	$39.30	$36.45

Key Performance Ratios and Metrics
End of period earning assets	$3,539,175	$3,491,606	$3,081,929	$3,103,956	$2,634,223
Average earning assets	3,516,032	3,307,437	3,090,835	2,949,144	2,625,684
Average rate on average earning assets (tax equivalent)	4.44%	4.35%	4.35%	4.16%	3.95%
Average rate on cost of funds	0.70%	0.60%	0.46%	0.38%	0.32%
Net interest margin (tax equivalent)	3.74%	3.75%	3.89%	3.79%	3.65%
Return on average assets	1.38%	1.10%	0.98%	1.27%	1.18%
Return on average common equity	11.02%	8.99%	7.92%	11.23%	10.86%
Efficiency ratio (tax equivalent) [1]	56.77%	57.66%	61.56%	56.65%	57.16%
Full-time equivalent employees	832	818	686	711	591

[1] Represents noninterest expense divided by the sum of fully tax equivalent net interest income and noninterest income. Noninterest expense adjustments exclude foreclosed property expense and amortization of intangibles. Noninterest income includes tax equivalent adjustments and noninterest income excludes gains and losses on the sale of investment securities.
Note: Asset Quality metrics as of December 31, 2018 were adjusted to match the disclosures in the 10K, which exclude TDR's from the Soy Capital acquisition.

FIRST MID-ILLINOIS BANCSHARES, INC.
Net Interest Margin

	For the Quarter Ended March 2019
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	112,220	697	2.52%
Federal funds sold	663	3	1.84%
Certificates of deposits investments	7,348	38	2.10%
Investment Securities:
Taxable (total less municipals)	582,290	3,811	2.62%
Tax-exempt (Municipals)	190,695	1,770	3.71%
Loans (net of unearned income)	2,622,816	32,280	4.99%

Total interest earning assets	3,516,032	38,599	4.44%

NONEARNING ASSETS
Cash and due from banks	64,329
Premises and equipment	59,192
Other nonearning assets	250,265
Allowance for loan losses	(26,815)

Total assets	$3,863,003

INTEREST BEARING LIABILITIES
Demand deposits	1,335,626	1,622	0.49%
Savings deposits	436,581	152	0.14%
Time deposits	620,377	2,604	1.70%
Total interest bearing deposits	2,392,584	4,378	0.74%
Repurchase agreements	182,466	260	0.58%
FHLB advances	119,760	723	2.45%
Federal funds purchased	0	0	0.00%
Subordinated debt	29,014	438	6.12%
Other borrowings	6,845	0	0.00%
Total borrowings	338,085	1,421	1.70%
Total interest bearing liabilities	2,730,669	5,799	0.86%

NONINTEREST BEARING LIABILITIES
Demand deposits	605,296	Average cost of funds	0.70%
Other liabilities	43,723
Stockholders' equity	483,315

Total liabilities & stockholders' equity	$3,863,003

Net Interest Earnings / Spread		$32,800	3.58%

Impact of NonInterest Bearing Funds			0.16%

Tax effected yield on interest earning assets			3.74%

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Net interest income as reported	$32,252	$31,002	$30,087	$27,454	$23,195
Net interest income, (tax equivalent)	32,800	31,546	30,604	27,951	23,660
Average earning assets	3,516,032	3,307,437	3,090,835	2,949,144	2,625,685
Net interest margin (tax equivalent) [1]	3.74%	3.75%	3.89%	3.79%	3.65%

Common stockholders' equity	$497,152	$475,864	$416,833	$411,326	$310,587
Goodwill and intangibles, net	137,461	139,097	102,014	102,618	70,324
Common shares outstanding	16,677	16,645	15,295	15,285	12,678
Tangible Book Value per common share	$21.57	$20.22	$20.58	$20.20	$18.95

Common equity tier 1 capital	$372,731	$357,690	$335,552	$325,572	$254,487
Risk weighted assets	2,964,638	3,030,259	2,662,706	2,678,691	2,289,235
Common equity tier 1 capital to risk weighted assets [2]	12.57%	11.80%	12.60%	12.15%	11.12%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% during 2018 and 35% during 2017 and includes the impact of noninterest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.